                                                                     Exhibit 4.1

                                JOINDER AGREEMENT

          JOINDER  AGREEMENT,  dated as of June 27,  2007,  by and  between  Del
Global   Technologies   Corp.,  a  New  York  Corporation  (the  "Company")  and
Continental   Stock   Transfer  &  Trust   Company,   a  New  York   corporation
("Continental").

                               W I T N E S S E T H

                   WHEREAS,  the Company  appointed  Continental as the transfer agent for the Company's stock effective as of June 1, 2007;

                   WHEREAS, in connection with the appointment of Continental as the Company's  transfer  agent,  the Company also  appointed  Continental as the
Company's  Warrant  Agent,  as such  term is  defined  in that  certain  Warrant
Agreement,  dated as of March 23,  2002 (the  "Warrant  Agreement")  between the
Company and Mellon Investor Services LLC ("Mellon");

                   WHEREAS,  pursuant to the Warrant Agreement it is a condition for any successor  Warrant Agent to deliver to the predecessor  Warrant Agent an instrument  accepting such appointment  under  substantially  the same terms and conditions  contained in the Warrant Agreement and that such predecessor Warrant
Agent shall then cease to act as the Company's Warrant Agent; and

                   WHEREAS, in connection with the appointment of Continental as the Company's  transfer  agent,  the Company also  appointed  Continental as the
Company's  Rights  Agent,  as  such  term is  defined  in  that  certain  Rights
Agreement,  dated as of January 22, 2007 (the  "Rights  Agreement")  between the
Company and Mellon,  and that the predecessor Rights Agent then ceased to act as the Company's Rights Agent.

                   NOW,  THEREFORE,  in consideration of the premises and of the mutual  covenants and  agreements of the parties herein  contained,  the parties hereby agree as follows:

                   Section 1.  JOINDER.  Effective as of July 27, 2007:

                   (a) Continental is joined as a party to the Warrant Agreement as the Warrant  Agent,  to become vested with the rights,  powers,  duties,  and responsibilities  of the Warrant Agent as if originally  named as Warrant Agent, to act on behalf of the Company in accordance with the instructions set forth in the Warrant Agreement.

                   (b) Continental is joined as a party to the Rights  Agreement as the Rights  Agent,  to become  vested with the rights,  powers,  duties,  and responsibilities  of the Rights Agent as if originally named as Rights Agent, to act as rights agent for the Company in accordance  with the terms and conditions set forth in the Rights Agreement.

                   Section 2.  GOVERNING  LAW. This Joinder  Agreement  shall be governed by, and  construed  in  accordance  with,  the laws of the State of New
York, except that body of law relating to choice of laws.

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                   Section 3.  SUCCESSORS  AND ASSIGNS.  This Joinder  Agreement
shall be binding upon the parties  hereto and their  respective  successors  and assigns  (which  become such by operation  of law),  legal  representatives  and heirs.

                   Section 4.  MODIFICATION.  Neither this Joinder Agreement nor any provision hereof may be modified,  changed,  discharged or terminated except by the written agreement of each of the parties hereto.

                   Section 5.  SEVERABILITY.  In the event  that any one or more of the provisions  contained in this Joinder Agreement shall, for any reason, be held to be valid,  illegal or  unenforceable,  such  invalidity,  illegality  or
unenforceability   shall  not  affect  any  other  provisions  of  this  Joinder
Agreement.

                   Section 6.  INJUNCTIVE RELIEF. The parties hereto acknowledge and  agree  that a remedy  at law for any  breach  or  threatened  breach of the provisions of this Joinder Agreement would be inadequate and,  therefore,  agree that each party hereto shall be entitled to injunctive relief in addition to any other  available  rights and  remedies in case of any such breach or  threatened breach;  PROVIDED,  HOWEVER, that nothing contained herein shall be construed as prohibiting  any party  hereto  from  pursuing  any other  rights  and  remedies available for any such breach or threatened breach.

                   Section 7.  COUNTERPARTS.   This  Joinder  Agreement  may  be
executed  in one or more  counterparts,  each of which  shall be deemed to be an original,  but all of which taken  together  shall  constitute  one and the same instrument.

                   Section 8.  ENTIRE  AGREEMENT.  This Joinder  Agreement,  the
Warrant  Agreement and the Rights  Agreement  supersede all previous  agreements among the parties hereto with respect to the subject matter hereof.

                   Section 9.  NOTICES.  Any notice,  demand or request required or permitted to be given under the  provisions  of this  Joinder  Agreement  (i)
shall be in writing; (ii) shall be delivered  personally,  including by means of telecopy  (confirmed by a subsequent delivery by courier or mail) or courier, or mailed by  registered  or certified  mail,  postage  prepaid and return  receipt requested;  (iii) shall be deemed  given on the date of personal  delivery or on the date that is five days after the date set forth on the return  receipt;  and
(iv) shall be  delivered  or mailed as  follows or to such other  address as any party may from time to time direct:

if to the Company, to it at

          Del Global Technologies Corp.
          11550 West King Street
          Franklin Park, IL 60131
          Attention: Chief Executive Officer

with a copy to:

          Olshan Grundman Frome Rosenzweig & Wolosky LLP
          55 Park Avenue Tower
          65 East 55th Street
          New York, NY 10022
          Attention: Jeffrey Spindler, Esq.

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or if to Continental to it at:

          Continental Stock Transfer & Trust Company
          17 Battery Place,
          8th Floor, New York, NY, 10004
          Attention:  William Seegraber

                   IN WITNESS  WHEREOF,  the parties  hereto have  executed this
Joinder Agreement as of the day and year first above written.

                                         DEL GLOBAL TECHNOLOGIES CORP.

                                         By: /s/ Mark A. Zorko
                                             -----------------------------------
                                             Name:  Mark A. Zorko
                                             Title: Chief Financial Officer

                                         CONTINENTAL STOCK TRANSFER & TRUST
                                         COMPANY

                                         By: /s/ Michael G. Mullings
                                             -----------------------------------
                                             Name:  Michael G. Mullings
                                             Title: Vice President

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